Exhibit 99.1

Epicor Software Corporation

Damon Wright

Sr. Director, Investor Relations

949/585-4509

dswright@epicor.com

James T. Richardson Appointed to Epicor Board of Directors

Software Industry Executive with Over 25 years of Executive,

Financial and Operations Leadership Experience

IRVINE, Calif.—(BUSINESS WIRE)—October 20, 2008—Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today announced the appointment of James T. Richardson to the Company’s Board of Directors, effective October 17, 2008. The addition of Mr. Richardson increases the size of the Company’s board to six directors.

Epicor president and CEO Thomas Kelly commented, “Jim will enhance both the breadth and depth of experience on our Board. We are pleased to welcome an independent director whose background and expertise in the software industry is an excellent fit with Epicor. I am confident Jim’s strengths in operations and finance will add significant value to the company and we look forward to working with him.”

“I welcome the opportunity to work with Tom, his executive team and the other members of Epicor’s distinguished Board during this exciting time at Epicor,” said Jim Richardson. “Epicor has a robust roadmap of products planned over the next 18 to 24 months, including the launch of Epicor 9 in the fourth quarter of 2008, which is expected to provide an excellent opportunity for the Company to further establish itself as a leading provider of business software solutions to the midmarket and divisions of the Global 1000.”

Richardson, 60, brings to Epicor more than 25 years of executive, financial and operational experience in high technology companies, including service as chief financial and administrative officer for five global high technology companies. Richardson is currently the chairman of the board of publicly traded FEI Corporation and serves as a director on the board of publicly traded Digimarc Corporation and privately-held Tripwire, Inc. Richardson’s previous experience includes service from July 1998 to April 2001 as senior vice president and chief financial officer of publicly held WebTrends Corporation, a leading provider of web analytics and consumer-centric marketing intelligence solutions with more than 10,000 customers worldwide. From April 1994 to January 1998 he was senior vice president, corporate operations and chief financial officer of Network General Corporation, a provider of application and network management hardware and software, including the Sniffer line of performance and security analysis products. At Network General, Richardson managed the $1.2 billion merger with McAfee Associates. Richardson also held chief financial officer and senior administrative positions at Logic Modeling Corporation and Advanced Logic Research, Inc.

Richardson holds a doctorate degree in law, cum laude, from Northwestern School of Law of Lewis and Clark College and a master’s degree in business administration from the University of Portland. He received a Bachelor of Arts degree from Lewis and Clark College. He is active in his community, including as a trustee for Lewis & Clark College and as vice president of the board of the Oregon Historical Society.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to midmarket companies and divisions of the Global 1000. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.